Exhibit 99.2

CONFIDENTIALITY AGREEMENT

November 23, 2015

JHL Capital Group LLC

900 N. Michigan Avenue, Suite 1700

Chicago, IL 60611

Attention: James H. Litinsky

Ladies and Gentlemen:

You have requested certain information from Unisys Corporation (together with its affiliates, and including any successor thereto, the “Company”) in connection with you providing general advice and counsel to the Company and not for any transaction between you and the Company (the “Purpose”). The Company is willing to furnish or otherwise make available such information to you as it so determines in consideration of your agreement to abide by the terms of this letter agreement (this “Agreement”).

1. Confidentiality.

(a) You agree to keep confidential, and to use only for the Purpose, all information that the Company or any of its Representatives (as defined below) furnishes or otherwise makes available to you or your Representatives in any manner, or with which you or your Representatives may come into contact in the course of your provision of general advice and counsel, whether before or after the date of this Agreement, and whether oral, written, graphic or electronic (the “Confidential Information”); provided, however, that you may disclose Confidential Information (i) to those of your officers, directors, employees, accountants and legal counsel (such persons in their capacity as such, being generally referred to herein as “Representatives”) who need to know such information for the Purpose, so long as you cause your Representatives to treat the Confidential Information in a confidential manner and in accordance with the terms hereof (it being understood that you will be responsible for any breach of the terms of this Agreement by any of your Representatives); (ii) to the extent that the Company so consents in advance in writing; (iii) if you have received the written advice of your outside legal counsel that you are required to make such disclosure to avoid violating federal securities laws (it being understood that (A) the requirement to make such disclosure does not arise from a violation by you, your affiliates or your Representatives of the provisions of this Agreement, (B) you provide the Company, at least one business day prior to the such disclosure, prior written notice of the requirement and the text of the intended disclosure and (C) you shall seek to limit the intended disclosure to the extent and in the manner reasonably requested by the Company); and (iv) to the extent provided in Section 1(b). Notwithstanding the foregoing, the term “Confidential Information” does not include information that (A) is or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, provided that such other source is not known by you after due inquiry to be bound by a confidentiality obligation to the Company or is otherwise prohibited from disclosing the information to you, (B) is or becomes generally available to the public (other than as a result of a violation by you or your Representatives of the provisions of this Agreement) or (C) is independently developed by you without use of or reference to any Confidential Information or violation of the provisions of this Agreement. Nothing herein, and no disclosure pursuant hereto, is intended or shall be deemed to vest in you any intellectual property rights whatsoever.

(b) In the event that you or any of your Representatives or affiliates are required to disclose any Confidential Information in connection with a judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process), you will provide the Company with prompt and, to the extent legally permissible, prior notice of such requirement(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Confidential Information you (or such Representative or affiliates) intend to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company to the extent the Company may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above at the Company’s expense (including attorneys’ fees). If and to the extent you or your Representatives or your respective affiliates are legally required as advised by legal counsel in writing to disclose Confidential Information to any tribunal to avoid censure or penalty, you will limit such disclosure to that which is legally required and will use reasonable efforts to obtain assurances that confidential treatment will be accorded to any Confidential Information that you are so required to disclose, and thereafter you may disclose such information without liability hereunder.

(c) Upon the request of the Company, you will (and you will cause your Representatives and affiliates to) promptly deliver to the Company or destroy, as requested by the Company, all copies of the Confidential Information, including any notes relating thereto, without retaining any copy thereof, including, to the extent practicable, expunging all such Confidential Information from any computer, word processor or other device containing such information. If requested by the Company, an appropriate officer of yours will certify to the Company that all such material has been so delivered or destroyed. Notwithstanding the foregoing, (i) your legal department and/or outside legal counsel may keep one copy of the Confidential Information (in electronic or paper form) and, with respect to your Representatives who are accounting firms, such firms may keep one copy of the Confidential Information if required by bona fide policies and procedures implemented by such accounting firms in order to comply with applicable law, regulation, professional standards or reasonable business practice and (ii) you and your Representatives may retain Confidential Information to the extent it is “backed-up” on your or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user and cannot be expunged without considerable effort, in each case, in strict confidence in accordance with the terms, and regardless of any termination, of this Agreement. Any and all duties and obligations existing under this Agreement shall remain in full force and effect, notwithstanding the delivery or destruction of the Confidential Information required by this Section 1(c).

(d) You promise and agree (and shall direct your Representatives) not to make or induce any other person to make derogatory or disparaging statements of any kind, oral or written, to any person or organization whatsoever regarding the Company, any of its products or practices, or any of its directors, officers, agents, or representatives or its or their affiliates; provided, however, that nothing in this Section 1(d) will limit your obligation to give truthful testimony or information to a court or governmental entity when required to do so by subpeona, court order, law or administrative regulation.

2. No Other Discussions or Arrangements. You represent that other than as disclosed to the Company in writing, neither you nor any of your Representatives nor any of your or their affiliates has entered into, directly or indirectly, any agreement, arrangement or understanding, or any discussions that might lead to an agreement, arrangement or understanding, with any person (other than with any of your Representatives) with respect to a possible transaction involving any assets or securities of the Company (an “acquisition transaction”). You agree that neither you nor any of your Representatives nor any of your or their affiliates will, without the prior written consent of the Company, directly or indirectly, contact any person, other than the Company and its representatives, with respect to an acquisition transaction, including the provision of financing with respect thereto, or enter into any agreement, arrangement or understanding, or any discussions that might lead to an agreement, arrangement or understanding, with any other person regarding an acquisition transaction, including the provision of financing with respect thereto.

3. Standstill. In consideration for being furnished with the Confidential Information, you agree that, unless the Company’s Board of Directors otherwise so specifically requests in writing in advance, you shall not, and shall cause your Representatives and affiliates acting at your direction or on your behalf not to (and you and they will not assist or form a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), act in concert or participate with or encourage other persons to), directly or indirectly, (A) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership (within the meaning of Section 13(d)(1) of the Exchange Act) or constructive economic ownership, including through any security, contract right or derivative position the value of which to the “owner” changes in reference to a change in the value of any equity securities (or other securities derived from the value of any equity securities) of the Company, without regard to any hedge that may have been entered into with respect to such position, but not including any interests or rights set forth in Rule 16a-1(c)(1)-(5) or (7) under the Exchange Act, of any securities or material assets of the Company, including rights or options to acquire such ownership, (B) seek or propose to advise (other than in the case of the general advice and counsel you intend to provide to management confidentially pursuant to this Agreement), influence, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company or any of its affiliates, including by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 under the Exchange Act, disregarding Rule 14a-1(l)(2)(iv) thereunder), including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act), contacting any person relating to any of the matters set forth in this Agreement or seeking to influence, advise or direct the vote of any holder of voting securities of the Company or its affiliates or (C) make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters set forth in this Agreement. Other than as disclosed in the Schedule 13D filed by you on November 10, 2015, you represent to the Company that you and your affiliates do not beneficially own (within the meaning of Section 13(d)(1) of the Exchange Act) or have constructive beneficial ownership (within the meaning of this Section 3) of any securities or material assets of the Company.

4. No Representations or Warranties. You understand and agree that neither the Company nor any of its representatives makes any representation or warranty, express or implied, on which you, your affiliates or your Representatives may rely as to the accuracy or completeness of the Confidential Information for your, your affiliates’ or your Representatives’ purposes. Neither the Company nor its affiliates or representatives shall have any liability whatsoever to you or any of your affiliates or Representatives, including in contract, tort or under federal or state securities laws, arising out of, relating to, or resulting from, the use of the Confidential Information or any errors therein or omissions therefrom.

5. No Obligation. It is understood and agreed that neither the Company nor you intends to be, or shall be, under any legal obligation of any kind whatsoever except for the matters specifically agreed to in this Agreement.

6. Equitable Relief. The Company, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. You also agree that you will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief. You acknowledge that the Confidential Information is valuable and unique and that any disclosure thereof in breach of this Agreement may result in irreparable injury to the Company.

7. Compliance with Law.

(a) You hereby (i) confirm that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person who has material non-public information (“MNPI”) about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities, (ii) acknowledge and confirm that the Confidential Information may include MNPI, (iii) represent that you have developed compliance procedures regarding the use of MNPI and (iv) agree to comply with all federal and state securities laws. Notwithstanding anything to the contrary in this Agreement, nothing herein shall be interpreted to mean that any information that is required to be disclosed pursuant to this Agreement, or that is disclosed, necessarily constitutes MNPI for purposes of federal or state securities laws.

(b) You hereby confirm that you, your affiliates and your Representatives will take any action necessary or appropriate to prevent the use by you and them of any Confidential Information in a way that violates any antitrust or other applicable law, including the federal securities laws.

8. Termination. Each party’s obligations under Section 1(a)(iii)(B)-(C), Section 1(d), Section 2 and Section 3 of this Agreement expire on March 1, 2016 (the “Disclosure Date”). On the Disclosure Date, the Company shall disclose publicly any Confidential Information shared by the Company with you to the extent any such information, as of the Disclosure Date, constitutes, in the sole discretion of the Company, MNPI within the meaning of Regulation FD under the Securities Exchange Act of 1934, as amended (the “Undisclosed MNPI”). The Undisclosed MNPI shall be disclosed in either a Form 8-K, a press release or in such other manner that the Company reasonably determines results in public dissemination in compliance with Regulation FD. Notwithstanding anything to the contrary contained herein, if the Company prior to the Disclosure Date files a Form 8-K that contains the Undisclosed MNPI and designates such Form 8-K in writing to you as the “release Form 8-K”, then after your receipt of such written designation, you shall be permitted to trade in the securities of the Company subject to your other obligations under this Agreement (including Section 3 and your obligation thereunder to not seek or propose to advise, change or control the management, Board of Directors, governing instruments, policies or affairs of the Company). The Company will promptly provide notice of such designation in connection with the filing of the release Form 8-K. Other than the obligations that expire on the Disclosure Date pursuant to this Section 8, each party’s remaining obligations under this Agreement expire on December 31, 2016 (the “Termination Date”). Neither the

occurrence of the Disclosure Date nor the Termination Date shall relieve a party for any liability or damages to the other party hereto resulting from the breach of this Agreement prior to such dates, and the other party shall in no way be limited from enforcing their rights under the Agreement.

9. Miscellaneous.

(a) The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, company, group, partnership, joint venture, limited liability company, trust, governmental entity or individual. The term “affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. The term “including” and any variation thereof shall be deemed to be followed by the words “without limitation” except where the meaning clearly indicates otherwise.

(b) It is agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(c) It is understood and agreed that if any provision contained in this Agreement or the application thereof to you, the Company, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and this Agreement.

(d) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction.

(e) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9(f). Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(f) Any notice hereunder shall be made in writing by overnight courier, personal delivery or email (if telephonically confirmed), in each case to:

If to the Company:

Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, Pennsylvania 19422

Attention:        General Counsel

Telephone:      (215) 986-4205

Email:              gerald.kenney@unisys.com

If to you:

JHL Capital Group LLC

900 North Michigan Avenue, Suite 1700

Attention:        James H. Litinsky

Telephone:      (312) 628-7350

Email:              jhl@jhlcapitalgroup.com

(g) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof.

(h) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement by you without the prior written consent of the Company shall be void. The Company may assign this Agreement and/or the benefits hereunder to one or more purchasers of all or a portion of the capital stock or assets of the Company.

(i) This Agreement may only be amended by a separate writing signed by the Company and you expressly so amending this Agreement. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof.

(j) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[The next page is the signature page]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

Unisys Corporation

By	/s/ Janet Haugen
Name:	Janet Haugen
Title:	Senior Vice President and Chief Financial Officer

CONFIRMED AND AGREED TO:

JHL Capital Group LLC

By	/s/ James H. Litinsky
Name:	James H. Litinsky
Title:	Chief Executive Officer

Dated: November 23, 2015